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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


               We hereby consent to the use in this Registration Statement on Form S-8 of our report dated February 19, 1996, relating to the financial statements of Ryerson Tull, Inc. (formerly Inland Materials Distribution Group, Inc.) (the "Company"), which appears on page F-2 of the Company's Registration Statement (No. 333-3229) on Form S-1. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 31, 1995 listed under item 16(b) of the Registration Statement (No. 333-3229) on Form S-1 when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also include these schedules.

                             PRICE WATERHOUSE LLP

Chicago, Illinois
June 26, 1996